Exhibit 99.1
Spirit AeroSystems extends maturity of revolving credit facility
Wichita, Kan., June 9, 2009 — Spirit AeroSystems, Inc. [NYSE: SPR] announced today an amendment to its existing credit agreement. The amendment, among other things, extends the maturity of the Company’s revolving credit facility from June 2010 to June 2012 and increases the revolving credit facility size from $650 million to $729 million through June 2010 before stepping down to $409 million from June 2010 through June 2012.
The additional near-term liquidity comes from $79 million of new commitments from lenders above the existing $650 million, making a total of $729 million of credit capacity available through June 2010. In June 2010, the facility will return to a base operating level of $409 million, which will mature in June 2012.
“This amendment provides additional near-term liquidity and further enhances the Company’s long-term financial flexibility,” said Rick Schmidt, Spirit’s Chief Financial Officer. “We are pleased with the terms of our amended credit facility, which reflect the lending community’s confidence in Spirit and the Company’s solid financial position.”
Spirit AeroSystems will file a report on Form 8-K with the Securities and Exchange Commission that will describe the amendment in greater detail and contain a copy of the amendment as an exhibit.
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Contact:	Corporate Communications, (316) 526-3910
About Spirit AeroSystems Inc.
Based in Wichita, Kan., Spirit AeroSystems is the world’s largest independent supplier of commercial airplane assemblies and components. In addition to its Kansas facility, Spirit has locations in Tulsa and McAlester, Okla.; Prestwick, Scotland; Samlesbury, England; Kuala Lumpur, Malaysia; and is developing a new manufacturing facility in Kinston, N.C. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.